Exhibit 99.(a).6

JOHN HANCOCK SOVEREIGN BOND FUND

Establishment and Designation of

New Share Classes

of Beneficial Interest of

John Hancock Bond Fund,

a Series of John Hancock Sovereign Bond Fund

It is hereby stated that:

1.	This document relates to a business trust created by a Declaration of Trust, which was filed with the Secretary of The Commonwealth of Massachusetts on October 5, 1984 under the name John Hancock Bond Trust.

2.	The present name of the business trust is John Hancock Sovereign Bond Fund (the “Trust”), operating pursuant to an Amended and Restated Declaration of Trust dated March 8, 2005, as amended or restated from time to time (the “Declaration of Trust”).

3.	The Trustees of the Trust, acting pursuant to Article V, Sections 5.1 and 5.11 of the Declaration of Trust, established and designated Class NAV and Class R4 shares of John Hancock Bond Fund, a series of the Trust (the “Fund”).

4.	The following is a true copy of the resolutions unanimously adopted by the Board of Trustees of the Trust at a meeting on December 15-17, 2014 to establish and designate Class NAV and Class R4 shares of the Fund, and that such resolutions have not been revoked, revised or amended and are in full force and effect:

RESOLVED, that, in accordance with Article V, Section 5.11 of the Amended and Restated Declaration of Trust of the Trust, as may be amended or restated (the “Declaration of Trust”), the Trustees hereby establish and designate Class NAV and Class R4 shares of John Hancock Bond Fund (the “Fund”), as described at the meeting, the rights and preferences of such Class NAV and Class R4 shares to be as described in the Class NAV and Class R4 shares prospectuses, respectively, and statement of additional information to be included in the Trust’s registration statements on Form N-1A (each a “Registration Statement”); and

FURTHER RESOLVED, that the officers of the Trust be, and each of them acting singly hereby is, authorized and directed, for and on behalf of the Trust, to take all action and execute all documents which any one or more of them may deem to be necessary or appropriate to effectuate the foregoing resolution and to carry out the purposes thereof.

IN WITNESS WHEREOF, I have affixed my signature this 20th day of March, 2015.

JOHN HANCOCK SOVEREIGN BOND FUND

By:	/s/ Ariel Ayanna
Name:	Ariel Ayanna
Title:	Assistant Secretary